UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PIMCO Dynamic Credit Income Fund
(Name of Registrant as Specified in Its Charter)

IRONSIDES PARTNERS OPPORTUNITY MASTER FUND L.P. IRONSIDES PARTNERS OPPORTUNITY MASTER FUND GP LLC IRONSIDES PARTNERS LLC RCK HOLDINGS LLC ROBERT C. KNAPP RICHARD W. COHEN
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Ironsides Partners Opportunity Master Fund L.P. (“Ironsides Opportunity Fund”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Ironsides Opportunity Fund at the 2015 annual meeting of shareholders (the “Annual Meeting”) of PIMCO Dynamic Credit Income Fund (the “Fund”). Ironsides Opportunity Fund has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On April 2, 2015, Ironsides Opportunity Fund issued the following press release:

Ironsides Partners LLC Issues Open Letter to Shareholders of PIMCO Dynamic Credit Income Fund

Encourages Fellow Stockholders to Vote for its Slate of Board Nominees

Ironsides’ Nominees Would Take Concrete Steps to Enhance Shareholder Value if Elected

April 02, 2015

BOSTON--(BUSINESS WIRE)--Ironsides Partners LLC, an investment management firm advising funds holding shares in PIMCO Dynamic Credit Income Fund (NYSE: PCI), today issued the following open letter to PCI shareholders from Robert Knapp, founder and chief investment officer:

Dear Fellow PCI Shareholder,

Allow me to open this letter with a simple question. Consider: Ironsides is a shareholder – like you.  Ironsides only benefits if PCI shares perform – like you.  PIMCO, on the other hand, is paid fees regardless of performance or the discount.  PIMCO and its nominees benefit from the status quo.  So, who should you believe?

We are writing to you again in connection with PIMCO Dynamic Credit Income Fund’s (“PCI”) upcoming meeting scheduled for April 30, 2015. Funds advised by Ironsides Partners own over $10 mm worth of PCI shares and Ironsides has nominated two independent nominees for election as directors. Both Ironsides and PIMCO (as manager of PCI) have written to you explaining why we think our nominees will serve you best. PIMCO has stated that “Ironsides is pursuing a self-serving agenda.” Sounds serious, right? If you will take a moment to read this letter, though, we will set the record straight and highlight that PIMCO is distorting reality by mischaracterizing the mediocre actual returns of PCI.

Ironsides Interests are Aligned with Yours

Ironsides is a shareholder. Although many of our clients are institutions, ultimately the beneficiaries are individuals like most of you, trying to save for retirement. We only benefit if the shares perform. What about PIMCO, the manager of PCI? They earn fees - a lot of fees. PIMCO was paid $63.2 million in management fees by you and me, the shareholders of PCI, in 2014 alone. PIMCO has called Ironsides “short term” oriented, suggesting that somehow Ironsides has interests different than any other shareholder. But consider the steps that Ironsides nominees will work for if elected to the board:

•	Initiating a share repurchase plan to enhance the NAV per share and narrow the discount
•	Evaluating a tender offer at NAV
•	Considering other managers or alternative management arrangements

What do these steps have in common?  They will reduce PIMCO’s fees while potentially improving shareholder returns. So when PIMCO starts name-calling, we hope you will reflect on who will really benefit from having the fresh perspective that Ironsides’ nominees will provide: all PCI shareholders.

The Discount Harms Shareholders

PCI shares have consistently traded at a discount to NAV since shortly after the Fund was launched in early 2013. PIMCO blames this on “the volatile market environment that followed the launch of the Fund in 2013.” Really, could PIMCO possibly offer a more pathetic excuse? Other funds, including several managed by PIMCO, navigated the same volatility and trade at premiums! PCI has a $3 billion portfolio which we estimate could be liquidated in about a day. There is no good reason for the shares of a liquid bond fund to trade at a 10% discount to NAV. Despite PIMCO’s attempt to dismiss the discount, it remains wide, at 10.5% as of March 26, 2015. The discount represents $2.38 per share of lost value, or in total over $326 million in lost shareholder funds. This money belongs to you!

PIMCO is Aggressive with Leverage and Derivatives

PIMCO manages PCI with very high leverage. We calculate leverage by dividing total assets by net assets, or $5.66 billion / $3.13 billion at year-end, which equals 1.8x. The average leverage ratio in Morningstar’s multi-sector peer group of closed-end bond funds is 1.4x (see table below).

PCI also has significant derivative exposure to credit default swaps or “CDS,” principally written against default risk on Russian Government bonds (Insuring Putin? Yikes!) and issuers such as Petrobras of Brazil (mired in a corruption scandal that is destabilizing the Brazilian government). While PCI’s prospectus includes standard legal disclosure saying these risky derivatives are possible, PIMCO certainly does not explain the full dimension of the risk it is taking. At year-end 2014, PCI was exposed to default risk on over $115 million worth of Russian and Brazilian issuers. The market value of those credit default swaps is reported in its schedule of investments as approximately $10.7 million, but if Russia and Petrobras were to default, PCI shareholders would be exposed to more than $115 million in losses!

Morningstar Multisector Bond Funds
Name	Ticker	Leverage	T12m Trailing Total Return
Doubline Opportunistic Credit	DBL	1.3x	16.9
PIMCO High Income	PHK	1.9x	10.9
PIMCO Dynamic Income	PDI	1.8x	10.1
PIMCO Corporate & Income Opps	PTY	1.3x	9.0
PIMCO Corporate & Income Strategy	PCN	1.3x	8.5
GL Beyond Income	GLBFX	1.0x	7.8
PIMCO Income Strategy Fund II	PFN	1.4x	7.7
BlackRock Multi-Sector Income	BIT	2.0x	7.0
PIMCO Income Strategy Fund	PFL	1.5x	6.8
Guggenheim Strategic Opp Fund	GOF	1.5x	6.7
Montgomery Street Income Securities	MTS	1.1x	6.5
Western Asset Premier Bond	WEA	1.3x	5.6
TCW Strategic Income	TSI	1.0x	5.6
PCM Fund	PCM	1.9x	4.8
PIMCO Income Opportunity	PKO	1.8x	4.8
MFS Charter Income	MCR	1.2x	4.5
MFS Multi-Market Income	MMT	1.2x	4.2
EV Limited Duration Income	EVV	1.7x	3.9
DoubleLine Income Solutions	DSL	1.5x	3.7
EV Short Duration Diversified	EVG	1.4x	3.5
Transamerica Income Shares	TAI	1.1x	3.4
PIMCO Dynamic Credit Income	PCI	1.8x	3.3
Franklin Limited Dur Income Trust	FTF	1.5x	2.5
Wells Fargo Adv Multi-Sec Income	ERC	1.4x	2.2
JH Investors Trust	JHI	1.6x	1.8
Western Asset Var. Rate Strategic	GFY	1.1x	0.5
AllianceBernstein Glb High Inc	AWF	1.3x	0.4
Diversified Real Asset Income	DRA	n/a	-
Putnam Intermediate Income	PIM	1.2x	0.7
	Average	1.4x	5.5
Return Data: Morningstar Multisector Rank as of March 26, 2015
Leverage Data: Calculated by Ironsides using publicly disclosed information from SEC filings (Total Assets/Net Assets)

PCI’s Performance is Mediocre – Especially Considering its Leverage

PIMCO has written to PCI shareholders saying that its performance has been great, stating that PCI’s “total return has significantly outperformed the average performance of its peers.” Ironsides asks, what peers, and for that matter, what strategy? The fact is that PIMCO has never articulated a strategy for PCI except “to earn current income.” Nowhere in PCI’s documents can we find any articulation of the Fund’s benchmark, or geographic focus, or credit quality focus, or duration focus. All we know is that PCI is a “dynamic” income fund and hurrah, that PIMCO has won Morningstar awards. Well, according to Morningstar’s own numbers, displayed in the table above, PCI’s performance ranks near the bottom of the “Multisector Bond” funds. Ironsides asks: does this performance deserve a boastful defense?

In addition, if we consider the high leverage and use of derivatives employed by PIMCO, then we PCI shareholders have reason for more than dissatisfaction, we should be alarmed: leverage amplifies returns! With all its risky leverage and derivatives, PCI’s returns should have been much much higher.

PIMCO Must Go

Before the proxy contest began, Ironsides believed that with the fresh perspective of its director nominees, a concerted effort by PIMCO to market PCI, and the repurchase of PCI shares in the market, that the discount could be eliminated in a cooperative process of working together with PIMCO and the other incumbent directors of PCI. But based on PIMCO’s conduct during the process, and the desperate statements issued in what we believe is a clear attempt to preserve PIMCO’s fee stream over the interests of shareholders, Ironsides has concluded that a different manager is required. PCI’s proxy statement says that the incumbent independent nominees serve as directors or trustees on 92 different PIMCO or PIMCO-affiliated funds! How can these individuals possibly exercise independent judgment when they are being paid over $200,000 per year for these services?

PCI shareholders deserve good performance and the elimination of the NAV discount. Under PIMCO’s management, they are getting neither. PCI shareholders deserve the services of independent shareholder oriented directors. PCI shareholders deserve real change – vote now to protect your investment!

Regards,

/s/ Robert C. Knapp

Robert C. Knapp
Managing Director
Ironsides Partners LLC

Vote for change – vote the GOLD proxy card in favor of new ideas and fresh perspective

If you have any questions or need assistance voting your Shares,
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Shareholders Call Toll-Free at: (877) 972-0090
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